Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of TC PipeLines GP, Inc., the General Partner of TC PipeLines, LP, and Partners
TC PipeLines, LP:

We consent to the incorporation by reference in the registration statement (No. 333-236291) on Form S-3 of TC PipeLines, LP of our report dated February 22, 2021, with respect to the balance sheets of Great Lakes Gas Transmission Limited Partnership as of December 31, 2020 and 2019, and the related statements of income and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “financial statements”), which report appears in the December 31, 2020 annual report on Form 10-K of TC PipeLines, LP.

/s/ KPMG LLP

Houston, Texas
February 24, 2021